Exhibit 99.1

Eagle Rock Energy Partners, L.P. Declares a 6.8% Distribution Increase for the Fourth Quarter 2007 and Announces Fourth Quarter 2007 Earnings Release Date and Conference Call Information

HOUSTON--(BUSINESS WIRE)--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) (the “Partnership”) today declared a cash distribution of $0.3925 per unit for the fourth quarter ended December 31, 2007, a 6.8% increase to its distribution for the third quarter and in line with its previously announced plan to recommend such distribution to the Board of Directors of the general partner of its general partner. The distribution, which equates to $1.57 per unit on an annualized basis, will be paid February 14, 2008 to all unitholders of record as of February 11, 2008.

Joseph A. Mills, chairman and chief executive officer, stated, “Our improved fourth quarter results and cash flows demonstrate the benefits of the diversified asset base that Eagle Rock holds today. We are very pleased with the strong performance delivered by all three of our businesses during the fourth quarter which supports this significant distribution increase.”

The Partnership also announced today it will report fourth quarter 2007 financial results after the market closes for trading on Tuesday, March 11, 2008. A fourth quarter earnings call will be held at 9 a.m. CT (10 a.m. ET) on Wednesday, March 12, 2008.

Interested parties may listen live over the Internet or via telephone. To participate live over the Internet, log on to the Partnership's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4211, confirmation code 19845816. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=P9QCNVW7 V. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.) An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 92215059. A replay and transcript will also be available by accessing the Partnership's Web site.

The Partnership is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, exploiting, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. For a complete description of these risks, please consult the Partnership’s filings with the Securities and Exchange Commission.